Exhibit 99.1.
PRESS RELEASE

John D. Milton, Jr.	    Executive Vice President, Treasurer & CFO
				    904/355/1781, Ext.263


FLORIDA ROCK AND U.S. AGGREGATES TERMINATE AGREEMENT

Jacksonville, Florida; October 12, 2001 - Florida Rock Industries, Inc. (NYSE-FRK) announced today that it has agreed with U.S. Aggregates (USAI) to a mutual termination of their prior agreement concerning the purchase and sale of USAI's Southeastern assets. The parties were unable to agree on terms and conditions for an extension of the time period for closing, and several of the conditions precedent for the closing of the transaction had not occurred.

Florida Rock Industries, Inc. is one of the nation's leading producers of construction aggregates, a major provider of ready-mixed concrete and concrete products in the Southeastern and Mid-Atlantic States and a significant supplier of cement in Florida and Georgia.